Exhibit 10.5(a)

SCHEDULE OF OFFICERS AND DIRECTORS WHO HAVE ENTERED INTO INDEMNIFICATION AGREEMENTS

NAME	POSITION
Jonathan B. Bulkeley	Director
Benjamin Derhy	Director
David Hughes	Director
Gregory R. Liberman	Chairman of the Board and Chief Executive Officer
Josh A. Kreinberg	General Counsel and Company Secretary
Gregory J. Franchina	Chief Information Officer
Brett A. Zane	Chief Financial Officer
Thomas G. Stockham	Director
Vince Thompson	Director